Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Dan Matsui/Gene
Heller
Chief Financial Officer	Silverman Heller
Associates
(408) 986-9888	(310) 208-2550
INTEVAC INC. REPORTS FINANCIAL RESULTS FOR THIRD-QUARTER 2006
Revenue and Net Income Significantly Exceed Expectations
Santa Clara, Calif.—Oct. 30, 2006—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the third quarter and nine months ended September 30, 2006.
Net income for the quarter was $9.0 million, or $0.41 per diluted share on 21.9 million weighted-average shares outstanding, which included $878,000 of non-cash stock-based compensation expense. For third-quarter 2005, net income was $6.2 million, or $0.29 per share on 21.4 million weighted-average shares outstanding, which did not include non-cash stock-based compensation expense.
Revenues for the quarter were $54.8 million, including $51.6 million of Equipment revenues and $3.2 million of Imaging revenues. Equipment revenues consisted of nine magnetic media manufacturing systems, disk lubrication systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $2.7 million of research and development contracts and $465,000 of product sales. In third-quarter 2005, net revenues were $43.5 million, including $41.5 million of Equipment revenues and $2.0 million of Imaging revenues, which included $343,000 of product sales.
Equipment gross margins for the quarter rose to 42.5% from 32.0% in third-quarter 2005, and Imaging gross margins increased to 41.1% from 13.8% in third-quarter 2005. Equipment margins improved primarily from lower manufacturing costs, higher average selling prices for 200 Lean® systems, and higher sales of spares and upgrades. Imaging margins improved primarily as the result of favorable adjustments related to closing our prior year government rate audits and a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins improved to 42.5% from 31.2% in third-quarter 2005.
Operating expenses for the quarter totaled $14.1 million, or 26% of revenues, versus $7.6 million, or 18% of revenues, in third-quarter 2005. Operating expenses increased as the result of higher spending in Equipment related to research and development and business development, provisions for employee profit sharing and bonus plans, and the inclusion of stock-based compensation expense in third-quarter 2006 results.
Net income for the first nine months of 2006 was $25.4 million, or $1.16 per diluted share on 21.9 million weighted-average shares outstanding, which included $2.0 million of non-cash stock-based compensation expense. For the first nine-months of 2005, net income was $6.2 million, or $0.29 per diluted share on 21.1 million weighted-average shares outstanding, which did not include non-cash stock-based compensation expense.
Revenues for the first nine months of 2006 were $164.0 million, including $155.7 million of Equipment revenues and $8.3 million of Imaging revenues. Equipment revenues consisted of 29 magnetic media manufacturing systems, disk lubrication systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $7.0 million of research and development contracts and $1.3 million of product sales. In the first nine months of 2005, net revenues were $84.5 million, including $78.4 million of Equipment revenues and $6.1 million of Imaging revenues.
Equipment and Imaging gross margins for the first nine-months of 2006 increased to 38.0% and 31.6%, respectively, from 31.2% and 12.7%, respectively, in the first nine months of 2005. Equipment margins for the quarter improved primarily from lower manufacturing costs, higher average selling prices for 200 Lean® systems, and increased sales of spares and upgrades. Imaging margins improved primarily as the result of favorable adjustments related to closing our prior year government rate audits and a higher percentage of revenue being derived from fully funded development contracts. Consolidated gross margins improved to 37.7% from 29.8% in the first nine months of 2005.
Order backlog totaled $129.7 million on September 30, 2006, compared to $96.2 million on July 1, 2006, and $65.4 million on October 1, 2005. Backlog as of September 30, 2006, included twenty-four 200 Lean systems and excludes orders for two 200 Lean systems subsequently received.
Intevac Chief Executive Kevin Fairbairn commented: “This was a tremendous quarter for Intevac. We delivered significantly more revenue and net income than we expected at the beginning of the quarter. Our Imaging business significantly improved its financial performance and received its first volume production order for LIVAR® cameras. Good progress was made in both Equipment and Imaging in new product development activities that will drive the future growth of the company.”
Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PST. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 8532356.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
200 Lean® and LIVAR® are registered trademarks of Intevac, Inc.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		9 months ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$51,625	$41,519	155,663	$78,392
Imaging	3,204	1,988	8,328	6,138

Total net revenues	54,829	43,507	163,991	84,530

Gross profit	23,280	13,554	61,848	25,210
Gross margin
Equipment	42.5%	32.0%	38.0%	31.2%
Imaging	41.1%	13.8%	31.6%	12.7%

Consolidated	42.5%	31.2%	37.7%	29.8%

Operating expenses
Research and development	8,571	3,897	20,422	10,435
Selling, general and administrative	5,565	3,746	15,683	9,678

Total operating expenses	14,136	7,643	36,105	20,113

Operating income/(loss)
Equipment Products	9,833	7,177	29,287	9,178
Imaging	(673)	(1,415)	(3,701)	(3,874)
Corporate	(16)	149	157	(207)

Total operating profit	9,144	5,911	25,743	5,097

Other income	1,113	438	2,440	1,292

Profit before provision for income taxes	10,257	6,349	28,183	6,389
Provision for income taxes	1,244	158	2,826	168

Net income	$9,013	$6,191	$25,357	$6,221

Income per share
Basic	$0.43	$0.30	$1.21	$0.30
Diluted	$0.41	$0.29	$1.16	$0.29
Weighted average common shares outstanding
Basic	21,082	20,567	20,967	20,400
Diluted	21,889	21,438	21,888	21,138
-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept 30,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short term investments	$85,857	$49,731
Accounts receivable, net	33,999	42,847
Inventories	41,372	24,837
Deferred tax assets	2,479	—
Prepaid expenses and other current assets	2,272	1,814

Total current assets	165,979	119,229

Long term investments	4,000	—
Property, plant and equipment, net	11,392	7,980
Investment in 601 California Avenue LLC	2,431	2,431
Other long-term assets	1,770	804

Total assets	$185,572	$130,444

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$17,924	$7,049
Accrued payroll and related liabilities	8,026	5,509
Other accrued liabilities	6,383	6,182
Customer advances	33,849	23,136

Total current liabilities	66,182	41,876

Other long-term liabilities	955	694
Shareholders’ equity
Common stock	100,193	97,165
Paid in Capital – Stock Compensation	2,119	—
Accumulated other comprehensive income	295	238
Retained earnings (deficit)	15,828	(9,529)

Total shareholders’ equity	118,435	87,874

Total liabilities and shareholders’ equity	$185,572	$130,444

-more-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS RECONCILIATION TO GAAP
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended Sept. 30, 2006
	GAAP	Non-GAAP Adjustment		Non-GAAP
Revenues	$54,829			$54,829

Cost of revenue	31,549	(70	)A	31,479

Gross profit	23,280	70		23,350
Gross margin	42.5%			42.6%

Operating expense
Research and development	8,571	(376	)A	8,195
Selling, general and administrative	5,565	(432	)A	5,133

Total operating expense	14,136	(808)		13,328

Operating income	9,144	878		10,022

Other income	1,113			1,113

Profit before provision for income taxes	10,257	878		11,135
Provision for income taxes	1,244	106		1,350

Net Income	$9,013	$772		$9,785

Income per share
Basic	$0.43	$0.03		$0.46
Diluted	$0.41	$0.04		$0.45

Weighted average common shares outstanding
Basic	21,082			21,082
Diluted	21,889			21,889
Footnotes — for the three-months ended September 30, 2006
A To exclude stock-based compensation expense (Cost of Revenue $70, Research and Development $376, Selling, General and Administrative $432) for the three-months ended September 30, 2006.

	Nine-Months Ended Sept. 30, 2006
	GAAP	Non-GAAP Adjustment		Non-GAAP
Revenues	$163,991			$163,991

Cost of revenue	102,143	$(242	)A	101,901

Gross profit	61,848	242		62,090
Gross margin	37.7%			37.9%

Operating expense
Research and development	20,422	(908	)A	19,514
Selling, general and administrative	15,683	(884	)A	14,799

Total operating expense	36,105	(1,792)		34,313

Operating income	25,743	2,034		27,777

Other income	2,440			2,440

Profit before provision for income taxes	28,183	2,034		30,217
Provision for income taxes	2,826	203		3,029

Net Income	25,357	$1,831		$27,188

Income per share
Basic	$1.21	$0.09		$1.30
Diluted	$1.16	$0.08		$1.24

Weighted average common shares outstanding
Basic	20,967			20,967
Diluted	21,888			21,888
Footnotes — for the nine-months ended September 30, 2006
A To exclude stock-based compensation expense (Cost of Revenue $242, Research and Development $908, Selling General and Administrative $884 for the nine-months ended September 30, 2006.
The non-GAAP measures provided herein exclude the impact of non-cash charges related to stock-based compensation expense. We believe these measures are useful to investors because they provide an alternative method for measuring the operating performance of the Company’s business, excluding stock-based compensation expense, and provide for comparability between periods due the absence of stock-based compensation in comparative prior year periods.
The non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.